Date: 10/11/2011
Receipt Number: 3722313
Amount Paid: $37.00

RECEIVED
OCT 11 2011
Utah Div. Of Corp. & Comm. Code

THIRTEENTH AMENDMENT TO
FIFTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GROEN BROTHERS AVIATION, INC.

Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation, Inc. (the "Corporation") by its Fifth Amended and Restated Articles of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, the "Fifth Amended and Restated Articles of Incorporation;" capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Fifth Amended and Restated Articles of Incorporation) filed with the Utah Division of Corporations and Commercial Code (the "Division") on November 24, 2008, and pursuant to the Utah Revised Business Corporation Act (the "Act"), the Corporation hereby adopts the following amendment to its Fifth Amended and Restated Articles of Incorporation:

A. The name of this Corporation is Groen Brothers Aviation, Inc.

B The Fifth Amended and Restated Articles of Incorporation are hereby amended to extend the "expiration date" of the Series A Preferred Stock from October 8, 2011 to October 31, 2011.

C. This Amendment to the Fifth Amended and Restated Articles of Incorporation of the Corporation (this "Amendment") was adopted by (i) unanimous written consent of the Corporation's Board of Directors effective as of October 7, 2011, and (ii) the holders of in excess of eighty percent (80%) of the issued and outstanding shares of the Corporation's Series B Preferred Stock pursuant to a written consent effective as of October 7, 2011. The vote cast by the holders of the Corporation's Series B Preferred Stock was sufficient to authorize this Amendment. In order to effectuate the foregoing, the Fifth Amended and Restated Articles of Incorporation are hereby amended as follows:

10-11-11P12:53 RCVD

1. Section 1(A)(e)(6) of Article III of the Fifth Amended and Restated Articles of Incorporation is hereby amended by deleting the text "Shares of Series A Preferred Stock, to the extent not converted into Common Shares, will expire seven (7) years from the date they are issued and will be cancelled by the Corporation" in its entirety and replacing it with the following text: "Shares of Series A Preferred Stock, to the extent not converted into Common Shares, will expire on the later of (i) seven (7) years from the date they are issued and (ii) October 31, 2011, and will be cancelled by the Corporation."

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment to the Fifth Amended and Restated Articles of Incorporation of GROEN BROTHERS AVIATION, INC. is hereby executed effective as of the 7th day of October, 2011.

GROEN BROTHERS AVIATION, INC.

By: ______________________________
Name: David Groen
Title: President & CEO

EAST\46928499.2